SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Fl.
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

March 28, 2008

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Biometrx, Inc., Form S-8 Registration Statement

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Biometrx, Inc., a Delaware corporation (“you”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 7,500,000 shares of your Common Stock, $0.001 par value per share (the “Shares”), reserved for issuance under the 2008 Consultant’s and Employees Stock Compensation Plan(the “Plan”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP